SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No. 1)


                                   QUICKLOGIC
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    74837P108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                     4/18/00
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [ ]     Rule 13d-1(b)

             [ ]     Rule 13d-1(c)

             [X]     Rule 13d-1(d)

                         (Continued on following pages)

                               Page 1 of 12 Pages

--------------------------                         -----------------------------
CUSIP NO. 74837P108                  13 G               2 Page of 12 Pages
--------------------------                         -----------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
              SEQUOIA CAPITAL V
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             94-3094978
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a)          (b)[X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             CALIFORNIA
------------ -------------------------------------------------------------------
             NUMBER OF
              SHARES                 5   SOLE VOTING POWER
           BENEFICIALLY                  NONE
           OWNED BY EACH             --- ---------------------------------------
             REPORTING               6   SHARED VOTING POWER      AMENDMENT 2000
              PERSON                     1,019,887                      0
               WITH                  --- ---------------------------------------
                                     7   SOLE DISPOSITIVE POWER
                                         NONE
                                     --- ---------------------------------------
                                     8   SHARED DISPOSITIVE POWER AMENDMENT 2000
                                         1,019,887                      0
------------------------------------ --- ---------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH          AMENDMENT 2000
             REPORTING PERSON    1,019,887                              0
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                    [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9      AMENDMENT 2000
             5.8%                                                   LESS THAN 1%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON
             PN
------------ -------------------------------------------------------------------

--------------------------                         -----------------------------
CUSIP NO. 74837P108                  13 G               3 Page of 12 Pages
--------------------------                         -----------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SEQUOIA TECHNOLOGY PARTNERS V
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             94-3095977
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a)          (b)[X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             CALIFORNIA
------------ -------------------------------------------------------------------
             NUMBER OF
              SHARES                 5   SOLE VOTING POWER
           BENEFICIALLY                  NONE
           OWNED BY EACH             --- ---------------------------------------
             REPORTING               6   SHARED VOTING POWER      AMENDMENT 2000
              PERSON                     55,800                         0
               WITH                  --- ---------------------------------------
                                     7   SOLE DISPOSITIVE POWER
                                         NONE
                                     --- ---------------------------------------
                                     8   SHARED DISPOSITIVE POWER AMENDMENT 2000
                                         55,800                         0
------------------------------------ --- ---------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH          AMENDMENT 2000
             REPORTING PERSON    55,800                                 0
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                    [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             LESS THAN 1%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON
             PN
------------ -------------------------------------------------------------------

--------------------------                         -----------------------------
CUSIP NO. 74837P108                  13 G               4 Page of 12 Pages
--------------------------                         -----------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SEQUOIA PARTNERS (FR)
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             94-3096657
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a)          (b)[X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             CALIFORNIA
------------ -------------------------------------------------------------------
             NUMBER OF
              SHARES                 5   SOLE VOTING POWER
           BENEFICIALLY                  NONE
           OWNED BY EACH             --- ---------------------------------------
             REPORTING               6   SHARED VOTING POWER      AMENDMENT 2000
              PERSON                     1,075,687                      0
               WITH                  --- ---------------------------------------
                                     7   SOLE DISPOSITIVE POWER
                                         NONE
                                     --- ---------------------------------------
                                     8   SHARED DISPOSITIVE POWER AMENDMENT 2000
                                         1,075,687                      0
------------ -------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH          AMENDMENT 2000
             REPORTING PERSON    1,075,687                              0
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                    [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9    AMENDMENT 2000
             6.1%                                                 LESS THAN 1%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON
             PN
------------ -------------------------------------------------------------------

--------------------------                         -----------------------------
CUSIP NO. 74837P108                  13 G               5 Page of 12 Pages
--------------------------                         -----------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
              DONALD VALENTINE
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a)          (b)[X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             USA
------------ -------------------------------------------------------------------
             NUMBER OF
              SHARES                 5   SOLE VOTING POWER        AMENDMENT 2000
           BENEFICIALLY                  NONE                        44,907
           OWNED BY EACH             --- ---------------------------------------
             REPORTING               6   SHARED VOTING POWER      AMENDMENT 2000
              PERSON                     1,075,687                      0
               WITH                  --- ---------------------------------------
                                     7   SOLE DISPOSITIVE POWER   AMENDMENT 2000
                                         NONE                        44,907
                                     --- ---------------------------------------
                                     8   SHARED DISPOSITIVE POWER AMENDMENT 2000
                                         1,075,687                      0
------------------------------------ --- ---------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH          AMENDMENT 2000
             REPORTING PERSON   1,075,687                            44,907
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                    [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9      AMENDMENT 2000
             6.1%                                                 LESS THAN 1%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON
             IN
------------ -------------------------------------------------------------------

--------------------------                         -----------------------------
CUSIP NO. 74837P108                  13 G               6 Page of 12 Pages
--------------------------                         -----------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
              PIERRE LAMOND
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a)          (b)[X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             USA
------------ -------------------------------------------------------------------
             NUMBER OF
              SHARES                 5  SOLE VOTING POWER         AMENDMENT 2000
           BENEFICIALLY                 NONE                          44,907
           OWNED BY EACH             -- ----------------------------------------
             REPORTING               6  SHARED VOTING POWER       AMENDMENT 2000
              PERSON                    1,075,687                       0
               WITH                  -- ----------------------------------------
                                     7  SOLE DISPOSITIVE POWER    AMENDMENT 2000
                                        NONE                          44,907
                                     -- ----------------------------------------
                                     8  SHARED DISPOSITIVE POWER  AMENDMENT 2000
                                        1,075,687                       0
------------------------------------ -- ----------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH          AMENDMENT 2000
             REPORTING PERSON   1,075,687                             44,907
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                    [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9      AMENDMENT 2000
             6.1%                                                 LESS THAN 1%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON
             IN
------------ -------------------------------------------------------------------

--------------------------                         -----------------------------
CUSIP NO. 74837P108                  13 G               7 Page of 12 Pages
--------------------------                         -----------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             THOMAS F. STEPHENSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a)          (b)[X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             USA
------------ -------------------------------------------------------------------
             NUMBER OF
              SHARES                 5  SOLE VOTING POWER         AMENDMENT 2000
           BENEFICIALLY                 NONE                          19,246
           OWNED BY EACH             -- ----------------------------------------
             REPORTING               6  SHARED VOTING POWER       AMENDMENT 2000
              PERSON                    1,075,687                       0
               WITH                  -- ----------------------------------------
                                     7  SOLE DISPOSITIVE POWER    AMENDMENT 2000
                                        NONE                          19,246
                                     -- ----------------------------------------
                                     8  SHARED DISPOSITIVE POWER  AMENDMENT 2000
                                        1,075,687                       0
------------------------------------ -- ----------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH          AMENDMENT 2000
             REPORTING PERSON   1,075,687                             19,246
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                    [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9      AMENDMENT 2000
             6.1%                                                 LESS THAN 1%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON
             IN
------------ -------------------------------------------------------------------

--------------------------                         -----------------------------
CUSIP NO. 74837P108                  13 G               8 Page of 12 Pages
--------------------------                         -----------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             MICHAEL MORITZ
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a)          (b)[X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             USA
------------ -------------------------------------------------------------------
             NUMBER OF
              SHARES                 5  SOLE VOTING POWER         AMENDMENT 2000
           BENEFICIALLY                 NONE                          23,094
           OWNED BY EACH             -- ----------------------------------------
             REPORTING               6  SHARED VOTING POWER       AMENDMENT 2000
              PERSON                    1,075,687                       0
               WITH                  -- ----------------------------------------
                                     7  SOLE DISPOSITIVE POWER    AMENDMENT 2000
                                        NONE                          23,094
                                     -- ----------------------------------------
                                     8  SHARED DISPOSITIVE POWER  AMENDMENT 2000
                                        1,075,687                       0
------------------------------------ -- ----------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH          AMENDMENT 2000
             REPORTING PERSON   1,075,687                             23,094
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                    [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9      AMENDMENT 2000
             6.1%                                                 LESS THAN 1%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON
             IN
------------ -------------------------------------------------------------------

--------------------------                         -----------------------------
CUSIP NO. 74837P108                  13 G               9 Page of 12 Pages
--------------------------                         -----------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             GORDON RUSSELL
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a)          (b)[X]
------------ -------------------------------------------------------------------
3            SEC USE ONLY
------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             USA
------------ -------------------------------------------------------------------
             NUMBER OF
              SHARES                 5  SOLE VOTING POWER         AMENDMENT 2000
           BENEFICIALLY                 NONE                          44,907
           OWNED BY EACH             -- ----------------------------------------
             REPORTING               6  SHARED VOTING POWER       AMENDMENT 2000
              PERSON                    1,075,687                       0
               WITH                  -- ----------------------------------------
                                     7  SOLE DISPOSITIVE POWER    AMENDMENT 2000
                                        NONE                          44,907
                                     -- ----------------------------------------
                                     8  SHARED DISPOSITIVE POWER  AMENDMENT 2000
                                        1,075,687                       0
------------------------------------ -- ----------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH          AMENDMENT 2000
             REPORTING PERSON   1,075,687                             44,907
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                    [ ]
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9      AMENDMENT 2000
             6.1%                                                 LESS THAN 1%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON
             IN
------------ -------------------------------------------------------------------

--------------------------                         -----------------------------
CUSIP NO. 74837P108                  13 G               10 Page of 12 Pages
--------------------------                         -----------------------------

ITEM 1.

                  (a)      Name of Issuer:  Quicklogic

                  (b)      Address of Issuer's Principal Executive Offices:
                                         1277 Orleans Drive
                                         Sunnyvale, California  94089


ITEM 2.

(a)      Name of Persons Filing:         Sequoia Capital V ("SC V")
                                         Sequoia Technology Partners V  ("STPV")
                                         Sequoia Partners (FR)  ("SP (FR)")
                                         Pierre Lamond ("PL")
                                         Donald Valentine  ("DV")
                                         Michael Moritz ("MM")
                                         Gordon Russell  ("GR")
                                         Thomas F. Stephenson  ("TFS")

                           SP (FR) is the General Partner of SC V. PL, DV, MM, GR and TFS are General Partners of SP (FR) and STP V.

(b)      Address of Principal Business Office or, if none, Residence:
                                         3000 Sand Hill Road, 4-280
                                         Menlo Park, CA  94025

(c)      Citizenship:      PL, DV, MM, GR, TFS:  USA
                           SC V, STP V, SP (FR):  California

(d)      Title of Class of Securities:   Common

(e)      CUSIP Number:                   74837P108


ITEM 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:


                                 NOT APPLICABLE

ITEM 4.  Ownership

                      SEE ROWS 5 THROUGH 11 OF COVER PAGES

--------------------------                         -----------------------------
CUSIP NO. 74837P108                  13 G               11 Page of 12 Pages
--------------------------                         -----------------------------


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS


                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ X ]

                  Instruction. Dissolution of a group requires a response to this item.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF   ANOTHER PERSON


                                 NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY


                                 NOT APPLICABLE


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP


                                 NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP


                                 NOT APPLICABLE

ITEM 10. CERTIFICATION


         (The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):]


         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

--------------------------                         -----------------------------
CUSIP NO. 74837P108                  13 G               12 Page of 12 Pages
--------------------------                         -----------------------------

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





Dated:  February 6, 2001

Sequoia Capital V
Sequoia Technology Partners V

By:  Sequoia Partners (FR)
A California Limited Partnership
General Partner of Each

By:  General Partners

-------------------------------
Pierre Lamond

-------------------------------
Donald Valentine

-------------------------------
Michael Moritz

-------------------------------
Gordon Russell

-------------------------------
Thomas F. Stephenson